EXHIBIT 3.1

                               SECRETARY OF STATE
                                  [State Seal]
                                 STATE OF NEVADA

                            CERTIFICATE OF EXISTENCE
                          WITH STATUS IN GOOD STANDING

I, DEAN HELLER, the duly elected and qualified Nevada Secretary of State, do hereby certify that I am, by the laws of said State, the custodian of the records relating to filings by corporations, non-profit corporations, corporation soles, limited-liability companies, limited partnerships, limited-liability partnerships and business trusts pursuant to Title 7 of the Nevada Revised Statutes which are either presently in a status of good standing or were in good standing for a time period subsequent of 1976 and am the proper officer to execute this certificate.

I further certify that the records of the Nevada Secretary of State, at the date of this certificate, evidence, PHC HOLDINGS, as a corporation duly organized under the laws of Nevada and existing under and by virtue of the laws of the State of Nevada since, July 13, 1994, and is in good standing in this state.

[STATE SEAL]

IN WITNESS WHEREOF, I have hereunto set my hand And affixed the Great Seal of State, at my office, in Carson City, Nevada, on December 8, 2004

/s/Dean Heller
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Secretary of State

/s/Ral
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Ral
Certification Clerk